Exhibit 99.1

Third Point Reinsurance Ltd. Announces Appointment of Mark Parkin, Neil McConachie and Rafe de la Gueronniere as Directors

HAMILTON, Bermuda, November 7, 2013, (BUSINESS WIRE) Third Point Reinsurance Ltd. (NYSE:TPRE) (the “Company”) and its wholly owned subsidiary Third Point Reinsurance Company Ltd. announced today that each of them has appointed, Mark Parkin, Neil McConachie and Rafe de la Gueronniere to its Board of Directors.

Mr. Mark Parkin was employed by Deloitte & Touche LLP (and its predecessor Touche Ross & Co.) for 37 years. For 26 years of his tenure, Mr. Parkin was a Partner of the firm serving audit clients who were primarily operating in the insurance industry. Mr. Parkin served as the Managing Partner of Deloitte & Touche LLP’s Insurance Audit and Enterprise Risk Services practice from 2009 to 2012, and as its Insurance Industry Professional Practice Director from 2006 to 2008. He is a CPA and a graduate of the University of Illinois (B.A. – English; MAS – Accountancy). Mr. Parkin was the Chairman of the AICPA Property and Liability Insurance Entities Audit and Accounting Guide Overhaul Task Force and a member of the AICPA’s Insurance Expert Panel, Deposit Accounting Task Force and Reinsurance Accounting and Auditing Task Force.

Mr. Neil McConachie worked at the Lancashire Group from February 2006 to June 2012 and during that time held the roles of CFO, CRO, COO and President. He also served as an executive member of the Board of Directors. Mr. McConachie was previously Senior Vice President, Treasurer and Chief Accounting Officer of Montpelier Re Holdings Ltd. He has had extensive involvement in debt and equity capital markets transactions, including the Initial Public Offerings of Lancashire and Montpelier. Prior to joining Montpelier, Mr. McConachie worked for PricewaterhouseCoopers in London and Bermuda and at Stockton Holdings Limited. Mr. McConachie has a B.A. in Accounting and Finance from Heriot-Watt University and an M.B.A from Edinburgh Business School.

Mr. Rafe de la Gueronniere is Managing Director and Co-Founder of New Providence Asset Management. Previously, Mr. de la Gueronniere was a Principal at the Mariner Investment Group, Chairman of the Discount Corporation of New York, and a Member of the Management Committee and Board at Paine Webber, Inc. He began his career at J.P. Morgan & Co. where he was a Senior Vice President responsible for the fixed income and precious metals businesses. Currently, Mr. de la Gueronniere is a member of the Investment Committee of the John D. and Catherine T. MacArthur Foundation. He formerly served as a Trustee and Investment Committee Chair for both the Taft School and the Far Hills Country Day School and was a longstanding member of the U.S. Treasury Debt Management Advisory Committee. Mr. de la Gueronniere earned his B.A. from Brown University. Mr. de la Gueronniere has more than 30 years of experience in fixed income, equity investing, foreign exchange, and the precious metals business.

About the Company

The Company is a public company listed on the New York Stock Exchange which, through its wholly owned subsidiary Third Point Reinsurance Company Ltd. (“Third Point Re”), writes property and casualty reinsurance business with an “A-”(Excellent) financial strength rating from A.M. Best Company, Inc. Third Point Re was incorporated in October 2011 and commenced underwriting business on January 1, 2012.

Contacts

Third Point Reinsurance Ltd.

Rob Bredahl

Chief Financial Officer & Chief Operating Officer

investorrelations@thirdpointre.bm